1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI BOARD APPROVES CAPITAL PROJECTS DESIGNED TO IMPROVE ENERGY AND WASTE TREATMENT EFFICIENCIES

         ATCHISON, Kan., December 2, 2004—The Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) today approved two new capital projects that are designed to improve operational cost efficiencies.

         The board approved approximately $1.8 million for the installation of additional equipment that is expected to result in further energy savings at the company’s distillery operations in Pekin, Ill. This project is in addition to a previously announced $3 million energy-savings project that is already underway at the Pekin distillery and which is slated for completion by mid 2005. The board also approved approximately $1.8 million for new equipment at MGPI’s Atchison plant to reduce the flow of residual starch material from the company’s wheat starch processing operations to its waste water treatment facility.

         According to Randy Schrick, vice president of manufacturing and engineering, the new project at Pekin “should help to lower the amount of energy that is currently required for producing our mix of fuel grade and food grade alcohol. This is in line with our strategy of being the most efficient producer of high quality alcohol products.” Schrick added that the Atchison project “will not only pay for itself in lower waste water treatment costs, but will also increase our potential for increasing additional specialty starch products.” Both projects are scheduled to be completed in July, 2005, Schrick noted.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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